Exhibit 10.29

FORM OF INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT, dated as of [ ], 2015 (this “Agreement”), is made by and between ECPM Holdings, LLC, a Delaware limited liability company (the “Company”) and            (“Indemnitee”).

WHEREAS, Section 18-402 of the Delaware Limited Liability Company Act provides that the business and affairs of a limited liability company may be managed by or under the direction of a board of managers.

WHEREAS, the First Amended and Restated Limited Liability Company Agreement of the Company (as the same may be amended from time to time in accordance with its terms, the “LLC Agreement”, and, together with the Company’s Certificate of Formation, the “Constituent Documents”) contains provisions regarding the indemnification of the Company’s managers and officers and expressly provides that the indemnification provisions set forth therein are not exclusive, and thereby contemplates that contracts, such as this one, may be entered into between the Company and its managers, employees, agents, or representatives with respect to indemnification;

WHEREAS, under Delaware law, a manager’s or officer’s right to be reimbursed for the costs of defense of criminal actions, whether such claims are asserted under state or federal law, does not depend upon the merits of the claims asserted against the manager or officer and is separate and distinct from any right to indemnification the manager officer may be able to establish; and indemnification of the manager or officer against criminal fines and penalties is permitted if the manager or officer satisfies the applicable standard of conduct.

WHEREAS, Indemnitee’s willingness to serve as a manager or officer of the Company is predicated, in substantial part, upon the Company’s willingness to indemnify him/her in accordance with the principles reflected above, to the fullest extent permitted by the laws of the state of Delaware, and upon the other undertakings set forth in this Agreement.

WHEREAS, in recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to procure Indemnitee’s continued service as a manager or officer of the Company and to enhance Indemnitee’s ability to serve the Company in an effective manner, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to the Company’s Certificate of Formation, the composition of the Company’s Board of Managers (the “Board”) or any change-in-control or business combination transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancement of Expenses to Indemnitee as set forth in this Agreement and, as more particularly set forth below, to require the Company to use commercially reasonable efforts to maintain coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

WHEREAS, in light of the considerations referred to in the preceding recitals, it is the Company’s intention and desire that the provisions of this Agreement be construed liberally, subject to their express terms, to maximize the protections to be provided to Indemnitee hereunder.

AGREEMENT:

NOW, THEREFORE, in consideration of Indemnitee’s service as a manager or officer of the Company, the parties hereby agree as follows:

1. Certain Definitions. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Change in Control” means the occurrence after the date of this Agreement of any of the following events:

(i) the consummation of any transaction or series of related transactions in which one or more natural persons or entities acquire more than 50% of the Company’s outstanding equity securities, whether by merger, consolidation, recapitalization, reorganization, sale of equity interests or otherwise; or

(ii) approval by the Board of a complete liquidation or dissolution of the Company;

provided, however, that the consummation of the transactions contemplated by that certain Unit Purchase Agreement by and among the Company and the Purchasers named therein, dated as of October 6, 2012, shall not be deemed a “Change in Control” for the purposes of this Agreement.

(b) “Claim” means (i) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; and (ii) any inquiry or investigation, whether made, instituted or conducted by the Company or any other party, including without limitation any federal, state or other governmental entity, that Indemnitee reasonably determines might lead to the institution of any such claim, demand, action, suit or proceeding.

(c) “Disinterested Manager” means a manager of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.

(d) “Expenses” means attorneys’ and experts’ fees and expenses and all other reasonable costs and expenses paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any Claim.

(e) “Indemnifiable Claim” means any Claim based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by Indemnitee in his or her capacity as a manager, officer, employee or agent of the Company or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which Indemnitee is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent, (ii) any actual, alleged or suspected act or failure to act by Indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of the Company or any other entity or enterprise referred to in clause (i) of this definition, or (iii) Indemnitee’s status as a current or former manager, officer, employee or agent of the Company or as a current or former director, officer, employee, member, manager, trustee or agent of any other entity or enterprise referred to in clause (i) of this definition or any actual, alleged or suspected act or failure to act by Indemnitee in connection with any obligation or restriction imposed upon Indemnitee by reason of such status; provided, however, that except as set forth in Section 5 or Section 20, the term “Indemnifiable Claim” shall not include any Claims for which indemnification would be prohibited by applicable law.

(f) “Indemnifiable Losses” means any and all Losses, actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf, in connection with an Indemnifiable Claim.

(g) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation and limited liability company law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Indemnifiable Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(h) “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other) and amounts paid in settlement, including without limitation all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing.

(i) “Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Securities.

(j) “Voting Securities” means securities entitled to vote generally in the election of managers (or similar governing bodies).

2. Indemnification Obligation. Subject to the procedures and requirements of Section 7, the Company shall indemnify, defend and hold harmless Indemnitee, to the fullest extent permitted by the laws of the State of Delaware in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Indemnifiable Claims and Indemnifiable Losses. Notwithstanding any provision in this Agreement to the contrary, the Company shall have no obligation under this Agreement to provide indemnification in connection with any claim made against Indemnitee for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or Other Indemnity Provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision.

3. Advancement of Expenses. Indemnitee shall have the right to advancement by the Company prior to the final disposition of any Indemnifiable Claim of any and all Expenses relating to any Indemnifiable Claim paid or incurred by Indemnitee or which Indemnitee’s legal counsel determines are reasonably likely to be paid or incurred by Indemnitee. Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct. Without limiting the generality or effect of the foregoing, within five business days after any request by Indemnitee, specifying in reasonable detail such Expenses under this Section 3, the Company shall, in accordance with such request, (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse Indemnitee for such Expenses; provided that Indemnitee shall repay, without interest, any amounts actually advanced to Indemnitee that, at the final disposition of the Indemnifiable Claim to which the advance related, were in excess of amounts paid or payable by Indemnitee in respect of Expenses relating to such Indemnifiable Claim. In connection with any such payment, advancement or reimbursement, Indemnitee shall execute and deliver to the Company an undertaking, which need not be secured and shall be accepted without reference to Indemnitee’s ability to repay the Expenses, by or on behalf of the Indemnitee, to repay any Expenses to the extent that amounts paid, advanced or reimbursed by the Company were expenses for which, following the final disposition of such Indemnifiable Claim, Indemnitee shall have been determined not to be entitled to indemnification hereunder.

4. Indemnification for Additional Expenses. The Company shall also indemnify against and, if requested by Indemnitee, specifying in reasonable detail such Expenses under this Section 4, shall reimburse Indemnitee for, or advance to Indemnitee, within five business days of such request, any Expenses paid or incurred by Indemnitee or which Indemnitee determines he or she is reasonably likely to pay or incur in connection with any Claim by Indemnitee for (a) indemnification or reimbursement or advance payment of Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Constituent Documents now or hereafter in effect relating to Indemnifiable Claims, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless in each case of whether Indemnitee ultimately is determined to be entitled to such indemnification, reimbursement, advance or insurance recovery, as the case may be; provided, however, that Indemnitee shall return, without interest, any such advance of Expenses (or portion thereof) which remains unspent at the final disposition of the Claim to which the advance related.

5. Partial Indemnity. For the avoidance of doubt, if Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Indemnifiable Loss but not for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

6. Procedure for Notification. To obtain indemnification under this Agreement in respect of an Indemnifiable Claim or Indemnifiable Loss, Indemnitee shall submit to the Company a written request therefor, including a description (providing reasonable detail based upon information then available to Indemnitee) of such Indemnifiable Claim or Indemnifiable Loss. If, at the time of the receipt of such request, the Company has directors’ and officers’ liability insurance in effect under which coverage for such Indemnifiable Claim or Indemnifiable Loss is potentially available, the Company shall give prompt written notice of such Indemnifiable Claim or Indemnifiable Loss to the applicable insurers in accordance with the procedures set forth in the applicable policies. The Company shall provide to Indemnitee a copy of such notice delivered to the applicable insurers, and copies of all subsequent correspondence between the Company and such insurers regarding the Indemnifiable Claim or Indemnifiable Loss, in each case substantially concurrently with the delivery or receipt thereof by the Company. The Company shall take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Indemnifiable Claim in accordance with the terms of such policies. The failure by Indemnitee to timely notify the Company of any Indemnifiable Claim or Indemnifiable Loss shall not relieve the Company from any liability hereunder unless, and only to the extent that, the Company did not otherwise learn of such Indemnifiable Claim or Indemnifiable Loss and such failure results in forfeiture by the Company of substantial defenses, rights or insurance coverage.

7. Determination of Right to Indemnification.

(a) To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Indemnifiable Claim or any portion thereof or in defense of any issue or matter therein, including without limitation dismissal without prejudice, Indemnitee shall be indemnified against all Indemnifiable Losses relating to such Indemnifiable Claim in accordance with Section 2 and no Standard of Conduct Determination shall be required under Section 7(b).

(b) To the extent that the provisions of Section 7(a) are inapplicable to an Indemnifiable Claim that shall have been finally disposed of, any determination of whether Indemnitee has satisfied any applicable standard of conduct under Delaware law that is a legally required condition to indemnification of Indemnitee hereunder against Indemnifiable Losses relating to such Indemnifiable Claim (a “Standard of Conduct Determination”) shall be made as follows: (i) unless a Change in Control has occurred, (A) by a majority vote of the Disinterested Managers, even if less than a quorum of the Board, or (B) if there are no such Disinterested Managers, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee; and (ii) if a Change in Control has occurred, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee. The Company will pay all reasonable fees and expenses of the body or person(s) making a Standard of Conduct Determination incurred thereby in connection with acting pursuant to this Section 7, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 7. The Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within five business days of such request, any and all costs and expenses (including attorneys’ and experts’ fees and expenses) incurred by Indemnitee in cooperating with the person or persons making such Standard of Conduct Determination.

(c) The Company shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 7(b) to be made as promptly as practicable. If the person or persons determined under Section 7 to make the Standard of Conduct Determination shall not have made a determination within 30 days after the later of (i) receipt by the Company of written notice from Indemnitee advising the Company of the final disposition of the applicable Indemnifiable Claim (the date of such receipt being the “Notification Date”) and (ii) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, then Indemnitee shall be deemed to have satisfied the applicable standard of conduct; provided that the Company, at its election, may extend such 30-day period for a reasonable period of time, not to exceed an additional 30 days, if the Company reasonably determines in good faith that the person or persons making such determination requires such additional time to obtain or evaluate information relating thereto.

(d) If (i) Indemnitee shall be entitled to indemnification pursuant to Section 7(a), (ii) no determination of whether Indemnitee has satisfied any applicable standard of conduct under Delaware law is a legally required condition to indemnification of Indemnitee hereunder against any Indemnifiable Losses, or (iii) Indemnitee has been determined or deemed pursuant to Section 7(b) or (c) to have satisfied any applicable standard of conduct under Delaware law which is a legally required condition to indemnification of Indemnitee, then the Company shall pay to Indemnitee, within ten business days after the later of (x) the Notification Date regarding the Indemnifiable Claim giving rise to the Indemnifiable Losses and (y) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) of this Section 7(d) is satisfied, an amount equal to such Indemnifiable Losses.

(e) If a Standard of Conduct Determination is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. Indemnitee may, within ten business days after receiving written notice of selection from the Company, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Section 1(g), and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person or firm so selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit and (ii) the Company may, at its option, select an alternative Independent Counsel and give written notice to the Indemnitee advising the Indemnitee of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences and clause (i) of this sentence shall apply to such subsequent selection and notice. If applicable, the provisions of clause (ii) of the immediately preceding sentence shall apply to successive alternative selections. If no Independent Counsel that is permitted under the foregoing provisions of this Section 7(e) to make the Standard of Conduct Determination shall have been selected within thirty days after the Company gives its initial notice pursuant to the first sentence of this Section 7(e), the Company may petition the Court of Chancery of the State of Delaware for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel.

8. Presumption of Entitlement. In making any Standard of Conduct Determination, the person or persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct, and the Company may overcome such presumption only by its adducing clear and convincing evidence to the contrary. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by the Indemnitee in the Court of Chancery of the State of Delaware. No determination by the Company (including by its managers or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct shall be a defense to any Claim by Indemnitee for indemnification or reimbursement or advance payment of Expenses by the Company hereunder or create a presumption that Indemnitee has not met any applicable standard of conduct.

9. No Other Presumption. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable standard of conduct or that indemnification hereunder is otherwise not permitted.

10. Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Constituent Documents, or the substantive laws of the Company’s jurisdiction of formation, any other contract or otherwise (collectively, “Other Indemnity Provisions”).

11. Liability Insurance and Funding. For the duration of Indemnitee’s service as a manager and/or officer of the Company, and thereafter for so long as Indemnitee shall be subject to any pending or possible Indemnifiable Claim, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for managers and/or officers of the Company that is at least substantially comparable in scope and amount with coverage customary for companies similarly situated to the Company. The Company shall provide Indemnitee with a copy of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials, and shall provide Indemnitee with a reasonable opportunity to review and comment on the same. Without limiting the generality or effect of the foregoing in this Section 11, the Company shall not discontinue or significantly reduce the scope or amount of coverage from one policy period to the next without the prior written consent of Indemnitee. In all policies of directors’ and officers’ liability insurance obtained by the Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company’s managers and officers most favorably insured by such policy. The Company may, but shall not be required to, create a trust fund, grant a security interest or use other means, including without limitation a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy its obligations to indemnify and advance expenses pursuant to this Agreement.

12. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the related rights of recovery of Indemnitee against other persons or entities (other than Indemnitee’s successors), including any entity or enterprise referred to in clause (i) of the definition of “Indemnifiable Claim” in Section 1(e). Indemnitee shall execute all papers reasonably required to evidence such rights (all of Indemnitee’s reasonable Expenses, including attorneys’ fees and charges, related thereto to be reimbursed by or, at the option of Indemnitee, advanced by the Company).

13. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Indemnifiable Losses to the extent Indemnitee has otherwise actually received payment (net of Expenses incurred in connection therewith) under any insurance policy, the Constituent Documents and Other Indemnity Provisions or otherwise.

14. Defense of Claims. The Company shall be entitled to participate in the defense of any Indemnifiable Claim or to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee; provided that if Indemnitee believes, after consultation with counsel selected by

Indemnitee, that (a) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict, (b) the named parties in any such Indemnifiable Claim (including any impleaded parties) include both the Company and Indemnitee and that there may be one or more legal defenses available to Indemnitee that are different from or in addition to those available to the Company, or (c) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Indemnifiable Claim) at the Company’s expense. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Indemnifiable Claim effected without the Company’s prior written consent. The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any threatened or pending Indemnifiable Claim which the Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of the Indemnitee from all liability on any claims that are the subject matter of such Indemnifiable Claim. Neither the Company nor Indemnitee shall unreasonably withhold its consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.

15. Successors and Binding Agreement.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Indemnitee and his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for purposes of this Agreement), but shall not otherwise be assignable or delegatable by the Company.

(b) This Agreement shall inure to the benefit of and be enforceable by the Indemnitee’s personal or legal representatives, executors, administrators, heirs, distributees, legatees and other successors.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 15(a) and 15(b). Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder shall not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Indemnitee’s will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 15(c), the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

16. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by facsimile or other electronic transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid or one business day after having been sent for next-day delivery by a nationally recognized overnight courier service, addressed to the Company and to Indemnitee at the addresses shown on the signature page hereto, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

17. Governing Law; Jursidiction. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the Chancery Court of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the Chancery Court of the State of Delaware.

18. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent, and only to the extent, necessary to make it enforceable, valid or legal. In the event that any court or other adjudicative body shall decline to reform any provision of this Agreement held to be invalid, unenforceable or otherwise illegal as contemplated by the immediately preceding sentence, the parties thereto shall take all such action as may be necessary or appropriate to replace the provision so held to be invalid, unenforceable or otherwise illegal with one or more alternative provisions that effectuate the purpose and intent of the original provisions of this Agreement as fully as possible without being invalid, unenforceable or otherwise illegal.

19. Miscellaneous. No provision of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by Indemnitee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

20. Legal Fees and Expenses. It is the intent of the Company that Indemnitee not be required to incur legal fees and/or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Indemnitee hereunder. Accordingly, without limiting the generality or effect of any other provision hereof, if it should appear to Indemnitee that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from,

Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, the Company irrevocably authorizes the Indemnitee from time to time to retain counsel of Indemnitee’s choice, at the expense of the Company as hereafter provided, to advise and represent Indemnitee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any manager, officer, member or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Indemnitee entering into an attorney-client relationship with such counsel, and in connection therewith the Company and Indemnitee agree that a confidential relationship shall exist between Indemnitee and such counsel. Without respect to whether Indemnitee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Indemnitee in connection with any of the foregoing.

21. Certain Interpretive Matters. No provision of this Agreement shall be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together shall constitute one and the same agreement. If any such counterpart is delivered by means of a facsimile machine or Internet mail in portable document format or similar format, such counterpart shall be treated in all manners and respects as an original instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

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IN WITNESS WHEREOF, Indemnitee has executed and the Company has caused its duly authorized representative to execute this Indemnification Agreement as of the date first above written.

ECPM HOLDINGS, LLC

By:
Name:
Title:

INDEMNITEE

Name:
Title:

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